EXHIBIT 99.1

SMTP Retains Leading Investment Banking Advisory Firm to Pursue Strategic Alternatives

October 31, 2012 8:00 AM ET

SMTP, Inc. (OTCBB: SMTP), a global email marketing and delivery provider, today announced that it has engaged Bowen Advisors, a leading investment banking advisory firm, to pursue strategic alternatives to maximize shareholder value.

Bowen Advisors provides sell side and buy side M&A, private placement and strategic advisory services to leading growth technology companies across a range of sectors and geographies. Bowen Advisors' teams are led by senior professionals that combine extensive industry, M&A and capital markets expertise for both public and private companies.

SMTP does not intend to disclose developments with respect to its evaluation of strategic alternatives unless and until the evaluation of all proposals and alternatives has been completed and the company has entered into a definitive transaction. There can be no assurances that the company will enter into any strategic transaction, or as to the timing or terms of any such transaction.

ABOUT SMTP, Inc. (OTCBB: SMTP)
SMTP (http://www.SMTP.com) is a leading provider of cloud-based services to facilitate email deliverability, including bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. SMTP, Inc. is based in Cambridge, Massachusetts and on the web at http://www.smtp.com.

Safe Harbor Statement
The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

For Further Information Contact SMTP, Inc.